UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2012

Avon Products, Inc.
(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
777 Third Avenue
New York, N.Y. 10017-1307
(Address of principal executive offices) (Zip Code)
(212) 282-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01     Entry into a Material Definitive Agreement.

As previously disclosed, Avon Products, Inc. (the "Company") is in the process of seeking an amendment to the Note Purchase Agreement, dated November 23, 2010 (as amended, the “Agreement”), to, among other things, modify certain financial definitions relating to the interest coverage ratio covenant contained therein. To provide the Company and holders of the notes issued pursuant to the Agreement with additional time to negotiate such an amendment, the Company received from the noteholders, effective as of December 29, 2012, a waiver until January 31, 2013, of any default or event of default that may arise under the Agreement if the Company is not able to comply with the interest coverage ratio covenant as of December 31, 2012. No assurances can be given that the Company and the noteholders will be able to agree on any such amendment or what the terms of any such amendment will be.

The foregoing does not constitute a complete summary of the terms of the waiver and is qualified in its entirety by the complete text of the waiver, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
No.

10.1
Waiver, dated as of December 29, 2012, among Avon Products, Inc., Avon Capital Corporation, and certain of the holders of its 2.60% Senior Notes, Series A, due November 23, 2015, 4.03% Senior Notes, Series B, due November 23, 2020 and 4.18% Senior Notes, Series C, due November 23, 2022

(Page 2 of 3 Pages)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Kimberly Ross
Name: Kimberly Ross
Title: Executive Vice President and Chief Financial Officer

Date: January 3, 2013

(Page 3 of 3 Pages)

EXHIBIT INDEX

Exhibit
No.	Description

10.1
Waiver, dated as of December 29, 2012, among Avon Products, Inc., Avon Capital Corporation, and certain of the holders of its 2.60% Senior Notes, Series A, due November 23, 2015, 4.03% Senior Notes, Series B, due November 23, 2020 and 4.18% Senior Notes, Series C, due November 23, 2022